RESTATED CERTIFICATE OF INCORPORATION

                           AS SUBSEQUENTLY AMENDED

                                      OF

                             NIAGARA CORPORATION

                    FIRST: The name of the Corporation is Niagara Corporation (hereinafter the "Corporation").

                    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

                    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General
          Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 15,500,000 of which 15,000,000 shares shall be Common Stock, par value $.001 per share, and 500,000 shares shall be Preferred Stock, par value $.001 per share.

                    A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series (a "Preferred Stock Designation") and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be
          (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

                    B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock
          Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

                    FIFTH: The name and mailing address of the Sole Incorporator are as follows:

                    Name                Address
               Deborah M. Reusch        P.O. Box 636
                                        Wilmington, Delaware 19899

                    SIXTH: The following provisions A through E shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any "Business Combination," and may not be amended prior to the consummation of any Business Combination. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, exchange of capital stock, asset or stock acquisition or other similar type of transaction, of any business ("Target Business") in the metals processing and distributing industry or a metals related manufacturing industry.

                    A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding voting stock of the Corporation vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination. Notwithstanding the foregoing, in the event that the holders of 20% or more of the voting stock of the Corporation (excluding, for this purpose, those persons ("Insiders") who were stockholders prior to the consummation of the Corporation's initial public offering of its securities ("IPO")) vote against the Business Combination, the Corporation shall not be authorized to consummate such Business Combination.

                    B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation other than an Insider (a "Public Stockholder") who voted against the Business Combination may demand that the Corporation redeem his shares. If so demanded, the Corporation shall redeem such shares at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any after-tax interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the number of shares held by the Public Stockholders. "Trust Fund" shall mean the trust account established by the Corporation at the consummation of its IPO and into which certain amounts of the net proceeds of the IPO are deposited.

                    C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the Corporation's IPO or
          (ii) 24 months after the consummation of the IPO in the event that an agreement for a Business Combination was executed but not consummated within such 18-month period (the later of such dates being referred to as the "Termination Date"), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation within 60 days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, only the Public Stockholders shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions to any Insider. Notwithstanding any provisions contained in this ARTICLE SIXTH, an Insider shall be considered a Public Stockholder with respect to all securities of the Corporation acquired in or subsequent to the Corporation's IPO.

                    D. A Public Stockholder shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands redemption of his shares in accordance with paragraph B above. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to the Trust Fund.

                    E.  Directors shall be divided into two
          classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall he elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

                    SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                    (1)  The business and affairs of the
               Corporation shall be managed by or under the direction of the Board of Directors.

                    (2)  The directors shall have concurrent
               power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                    (3)  The number of directors of the
               Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                    (4)  No director shall be personally
               liable to the Corporation or any of its
               stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                    (5)  In addition to the powers and
               authority hereinbefore or by statue expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                    EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                    NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                    TENTH:    Whenever a compromise or arrangement
          is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.